SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2009

NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14315 (Commission File Number)	76-0127701 (IRS Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)		77064 (Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Investment Agreement

       On August 14, 2009, NCI Building Systems, Inc. (the “Company”) entered into an Investment Agreement, dated as of August 14, 2009, by and among the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (“CD&R”) (the “Investment Agreement”), pursuant to which the Company agreed to issue and sell to CD&R, and CD&R agreed to purchase from the Company, for an aggregate purchase price of $250 million (the “Cash Proceeds”), 250,000 shares of a newly created class of preferred stock to be designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Preferred Stock,” and shares thereof, the “Preferred Shares”). The purchase and sale of the Preferred Shares for the Cash Proceeds pursuant to the terms of the Investment Agreement is referred to herein as the “Equity Investment.”

      The closing (the “Closing”) of the Equity Investment is subject to the satisfaction or waiver of a number of closing conditions set forth in the Investment Agreement, including, among others:

  refinancing of the Company’s existing senior secured credit facility, including the repayment of approximately $143 million in principal amount of the existing $293 million in principal amount of outstanding term loans thereunder and a modification of the terms and an extension of the maturity of the remaining $150 million outstanding balance of the term loans;
  entry into a new $125 million asset-based revolving credit facility;
  consummation of an exchange offer by the Company to acquire all of the Company’s existing 2.125% convertible notes due 2024 in exchange for a combination of $500 in cash and 125 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) for each $1,000 principal amount of convertible notes, which exchange offer will be subject to a number of conditions, including the tender of at least 95% of the aggregate principal amount of such convertible notes;
  the sufficiency of the Cash Proceeds, together with the Company’s cash on hand at Closing, to consummate the refinancing of the existing senior secured credit facility and the convertible notes exchange offer described above, and to pay fees and expenses in connection therewith and the transactions contemplated by the Investment Agreement;
  the Company having at Closing, on a pro forma basis, not less than $90 million in the aggregate of unutilized and immediately available credit under the asset backed loan facility and unrestricted cash on hand; and
  other customary closing conditions, including, among others, the expiration or termination of any waiting period required to consummate the Equity Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and accuracy of each party’s representations and warranties in the Investment Agreement, subject to the applicable materiality standards set forth therein.

       The terms of the amended credit facility are to be on the terms set forth in a Form of Amended Credit Agreement, and the terms of the new asset-backed revolving credit facility are to be on the terms set forth in an ABL Term Sheet, or on such other terms as may be acceptable to CD&R as and to the extent provided for in the Investment Agreement.

       The Investment Agreement contemplates that, if the Company does not receive consents from 100% of its senior secured credit facility lenders for the refinancing of its existing credit facility or does not receive tenders from holders of 95% or more of the outstanding principal amount of the convertible notes in the exchange offer by the expiration date of the exchange offer, but receives consents from a number of senior secured credit facility lenders and holders of convertible notes representing more than one-half the number of such lenders and holders, respectively, and, in both cases, holding at least two-thirds in principal amount of the outstanding term loans under the credit facility or the convertible notes, as the case may be, then the transactions contemplated by the Investment Agreement, including the Equity Investment, will occur on the same terms through a “prepackaged” chapter 11 bankruptcy proceeding, subject to satisfaction of certain closing conditions. If the Equity Investment and related transactions are accomplished through a “prepackaged” bankruptcy proceeding, CD&R will have a number of additional termination rights relating to the occurrence or non-occurrence of certain procedural events in the course of the bankruptcy proceeding. The terms of the “prepackaged” bankruptcy proceeding are to be on the terms set forth in the Prepackaged Plan Term Sheet and otherwise as provided in the Investment Agreement.

       The Company made certain customary representations and warranties in the Investment Agreement and agreed to certain covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the Closing and covenants prohibiting the Company from, among other things, soliciting, providing non-public information relating to the Company or its subsidiaries in connection with, or entering into discussions concerning, proposals relating to alternative business combination transactions, except (1) in limited circumstances relating to unsolicited proposals that are, or may reasonably be expected to lead to, a Superior Proposal (as defined in the Investment Agreement) and (2) after September 30, 2009, if certain conditions are satisfied, relating to a Contingency Plan Proposal (as defined in the Investment Agreement).

       Under the Investment Agreement, the Company provided pre- and post-Closing indemnities. The Company agreed to indemnify CD&R and its affiliates after the date of the Investment Agreement from losses arising out of, or resulting from, the Company’s authorization and approval and the Company’s and/or CD&R’s execution, delivery, performance or termination of the Investment Agreement or the transactions in connection with the Investment Agreement (other than any losses attributable to the economic risks of CD&R’s investment decision). This indemnity will apply in the event that CD&R indemnified persons are named in a lawsuit by persons other than the Company. In addition, the Company agreed that, after the Closing, it will indemnify CD&R and its affiliates for any breaches of the Company’s representations and warranties and violations of the Company’s covenants. This post-Closing indemnity is subject to certain limitations, including a cap of $75 million in the aggregate for indemnifiable losses under some of the representations. Losses under other specified fundamental representations are uncapped, except as provided in the next sentence. The Company’s monetary liabilities under the Investment Agreement to CD&R, including, without limitation, any termination fees and expenses payable as described in the succeeding paragraph and pursuant to the indemnity, are also capped at an amount equal to the Cash Proceeds.

       The Investment Agreement contains termination rights for both the Company and CD&R and provides that (1) if the Investment Agreement is terminated under specified circumstances (including (a) if the Company’s board of directors elects to enter into an agreement involving a Superior Proposal or (b) if the Investment Agreement is terminated under certain circumstances and the Company enters into a Qualified Transaction (as defined in the Investment Agreement) within twelve months of such termination), the Company may be required to pay CD&R a termination fee of $8.25 million and reimburse up to $9.5 million of CD&R’s expenses in addition to amounts previously reimbursed and (2) if the Investment Agreement is terminated under other specified circumstances where CD&R has not taken any action, or failed to take any action, in breach of the Investment Agreement which proximately caused the termination of the Investment Agreement, the Company may be required to reimburse up to $4.5 million of CD&R’s expenses in addition to amounts previously reimbursed. Concurrently with the execution of the Investment Agreement, the Company agreed to reimburse CD&R for up to $5 million of documented out-of-pocket expenses incurred by CD&R through August 14, 2009. If the Equity Investment is completed, the Company will reimburse CD&R up to $9.5 million of expenses (in addition to amounts previously reimbursed) and will pay to CD&R a transaction fee of $8.25 million.

Certain Terms of the Preferred Stock

       In connection with the consummation of the Equity Investment, the Company will file a Certificate of Designations, Preferences and Rights of the Series B Cumulative Convertible Participating Preferred Stock (the “Certificate of Designations”) setting forth the terms, rights, obligations, and preferences of the Preferred Stock, in a form agreed to as Exhibit B to the Investment Agreement.

       Liquidation Value and Term. Each Preferred Share to be issued to CD&R pursuant to the Investment Agreement will have an initial liquidation preference of $1,000 per Preferred Share and a term of 10 years.

       Rank. The Preferred Stock will rank senior as to dividend rights and liquidation to the Common Stock and all other classes of capital or series of preferred stock of the Company.

       Dividends. Dividends on the Preferred Stock will be payable, on a cumulative basis, as and if declared by the Company’s board of directors, at a rate per annum of 12% of the liquidation preference of $1,000 per Preferred Share if paid in kind or at a rate per annum of 8% of the liquidation preference of $1,000 per Preferred Share if paid in cash. The Company has the right to choose whether dividends are paid in cash or in kind. The dividend rate will increase by 3% per annum above the rates described in the preceding sentence upon and during any Default (as defined in the Certificate of Designations) and, after June 30, 2011, will increase by up to 6% per annum above the rates described in the preceding sentence upon and during any such Default if due to the failure to have sufficient authorized but unissued shares of Common Stock to convert all outstanding Preferred Shares.

       In addition to any dividends declared and paid as described in the preceding paragraph, holders of the outstanding Preferred Shares will also have the right to participate equally and ratably with the holders of shares of Common Stock in all cash dividends and distributions paid on the Common Stock (the “Participating Preferred Dividends”).

       If, at any time after the 30-month anniversary of the Closing, the trading price of the Common Stock exceeds 200% of the initial Conversion Price (as defined in the Certificate of Designations) for each of 20 consecutive trading days, the dividend rate (excluding any applicable adjustments as a result of a default) will become 0.00%.

       Convertibility and Antidilution Adjustments. To the extent that the Company has authorized but unissued shares of Common Stock, holders of Preferred Shares will have the right, at any time and from time to time, at their option, to convert any or all of its Preferred Shares, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price, initially equal to $2.34 and subject to adjustment as set forth in the Certificate of Designations and described below. The number of shares of Common Stock into which a Preferred Share will be convertible will be determined by dividing the liquidation preference in effect at the time of conversion, by the Conversion Price in effect at the time of conversion.

       The Conversion Price is subject to customary anti-dilution adjustments, including stock dividends and issuance of Common Stock at a price below the then-current market price and, within the first three years after Closing, issuances of Common Stock below the Conversion Price.

       Vote. Holders of Preferred Shares generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such Preferred Shares would have been entitled (without any limitations based on the Company’s authorized but unissued shares of Common Stock) if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date.

       Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, including (1) amendments or modifications to the Company’s charter, by-laws or the Certificate of Designations, (2) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior securities or any security convertible into, or exchangeable or exercisable for, shares of senior securities and (3) any increase or decrease in the authorized number of Preferred Shares or the issuance of additional Preferred Shares, subject to certain exceptions.

       Change of Control Redemption Right. Upon a Change of Control (as defined in the Certificate of Designations), so long as CD&R does not own 45% or more of the voting power of the Company or is otherwise able to designate a majority of the directors on the board of directors, holders of Preferred Shares will be able to require redemption by the Company, in whole but not in part, of the Preferred Stock (1) if redeemed after the fourth anniversary of the Closing, at the liquidation value of such Preferred Shares or (2) if redeemed prior to the fourth anniversary of the Closing, at the liquidation value of such Preferred Shares plus a make-whole premium equal to the net present value of the sum of all dividends that would otherwise be payable on and after the redemption date, assuming that such dividends are paid in kind.

       In the event of a merger or other business combination in which the holders of shares of Common Stock receive cash or securities of an unaffiliated entity as consideration for such shares, if the holder of Preferred Shares does not exercise the change of control redemption right as described above, such holder will be entitled to receive pursuant to such merger or business combination, the consideration such holder would have received for its Preferred Shares had it converted such shares immediately prior to the merger or business combination transaction.

       Restriction on Dividends on Junior Securities. Except for ordinary cash dividends and dividends payable solely in shares of Common Stock or other junior securities, the Company will be prohibited from paying any dividend with respect to the Common Stock or other junior securities or repurchasing or redeeming any shares of Common Stock or other junior securities, unless, in each case, the Company has sufficient access to lawful funds immediately following such action such that the Company would be legally permitted to redeem in full all Preferred Shares then outstanding.

       Maturity Redemption. On the tenth anniversary of the Closing, the Company will have the obligation to redeem all of the outstanding Preferred Shares for a price equal to the liquidation preference of such shares at the redemption date plus any accrued dividends as of such date.

Stockholders Agreement

       In connection with, and as a condition to, the issuance of the Preferred Shares pursuant to the Investment Agreement, the Company and CD&R will enter into a stockholders agreement (the “Stockholders Agreement”) providing for certain governance and other rights, in a form agreed to as Exhibit C to the Investment Agreement.

       Board Representation and Other Related Matters. Under the Stockholders Agreement, for so long as CD&R holds more than 10% of its initial voting power, CD&R will be entitled to designate to serve on the Company’s board of directors a number of individuals proportionate to its aggregate percentage ownership (measured on an as-converted basis), subject to any applicable legal and regulatory limitations.

       In addition, for so long as CD&R holds at least 20% of the voting power of the Company, CD&R will be entitled to appoint one of its designees to the board of directors as “Lead Director” or Chairman of the Executive Committee of the Board.

       The foregoing notwithstanding, for so long as stockholders unaffiliated with CD&R own at least 5% of the voting power of the Company, the Company’s board of directors will include (1) at least two directors who will not be appointed or designated by CD&R and will be independent of both CD&R and the Company (the “Unaffiliated Shareholder Directors”) and (2) the Chief Executive Officer of the Company.

       Consent Rights. Pursuant to the Stockholders Agreement, for so long as CD&R holds more than 25% of its initial voting power, subject to specified exceptions and baskets, the Company will agree not to take certain actions without the consent of CD&R, including acquiring any business organizations or divisions thereof or any assets outside the ordinary course of business; selling or disposing of any assets outside of the ordinary course of business; other than ordinary course grants to employees or directors in accordance with past practice, authorizing, issuing, delivering, selling, pledging, disposing of, granting or encumbering any shares (or options, warrants, convertible securities or rights of any kind to acquire or receive any Common Stock) of capital stock, ownership interests or voting securities; redeeming, repurchasing or acquiring any shares of capital stock or securities convertible into or exercisable for shares of the capital stock; declaring or paying any extraordinary dividend or distribution; incurring any material indebtedness; engaging in any business in which the Company is not currently engaged; increasing the size of the Company’s board of directors; amending, altering or repealing the Company’s charter or bylaws; or adopting a plan or agreement of complete or partial liquidation or dissolution or commence a voluntary proceeding for the purpose of conserving, rehabilitating or liquidating the Company.

       Other Rights. Until such time at which CD&R holds less than 10% of its initial voting power, subject to customary exceptions, CD&R will have the right to participate on a pro rata basis in future equity offerings.

       Standstill. Pursuant to the Stockholders Agreement, CD&R and its affiliates will be restricted from acquiring beneficial ownership of more than 80% of the Company’s voting power or of the economic interest in the Company for a period ending on the 30-month anniversary of the Closing, unless earlier terminated under limited circumstances. Thereafter, CD&R will be restricted from acquiring beneficial ownership of more than 80% of the Company’s voting power or of the economic interest in the Company unless a majority of the Unaffiliated Shareholder Directors consent to such acquisition.

       Transfer and Other Restrictions and Agreements. From the Closing until the 30-month anniversary of the date of the Closing, during periods in which stockholders unaffiliated with CD&R own at least 5% of the power of the Company, the Preferred Shares and shares of Common Stock issued or issuable upon conversion thereof cannot be transferred, except to a controlled affiliate of CD&R, the Company or in connection with a business combination transactions approved and recommended by the Company’s Board of Directors. Thereafter, the Preferred Shares and the shares of Common Stock issued or issuable upon conversion thereof cannot be transferred, unless such transfer (1) qualifies under an exception noted in the prior sentence, (2) is pursuant to a private sale wherein the transferee is not a competitor of the Company, will not, after giving effect to the transfer, hold more than 10% of the voting power of the Company and is proposing to acquire control of the Company, or (3) is made in a public market trade. The foregoing transfer restrictions generally will terminate upon the occurrence of a Change of Control Event (as defined in the Stockholders Agreement) or, if prior to the 30-month anniversary of the date of the Closing, if the Company defaults on certain of its obligations.

       CD&R will also be subject to certain hedging restrictions and a prohibition on acquiring debt securities (excluding debt under the refinanced senior secured credit facility) of the Company until the later of (1) the 30-month anniversary of the Closing and (2) the date upon which it no longer holds more than 10% of its initial voting power.

       CD&R will be subject to certain voting agreements at any time during which CD&R holds less than 50% of the voting power of the Company.

       The Company will, after the Closing, submit to its stockholders certain amendments to the Company’s certificate of incorporation providing for, among other things, (1) the removal of directors with or without cause by holders of 80% of the outstanding voting power, (2) the ability to call special meetings of stockholders by the chief executive officer, by the board of directors, or by the secretary of the Company at the written request of the holders of 25% of the outstanding voting power, (3) the elimination of the prohibition in the Company’s existing certificate of incorporation of stockholder action by written consent, (4) the elimination of the prohibition in the Company’s existing certificate of incorporation of preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the Company, (5) the elimination of certain provisions relating to approval of certain business combinations and (6) the addition of certain provisions relating to the number of votes allocated to certain directors to reflect the governance arrangements under the Stockholders Agreement. In addition, the Company will, after 18 months after the Closing, if it has less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding Preferred Shares into shares of Common Stock in accordance with the Certificate of Designations, the Company will take actions, which, in the event such consent is required, have been consented to by CD&R, to increase the number of shares of authorized but unissued and unreserved shares of Common Stock, including, without limitation, by causing a reclassification of its shares of Common Stock or authorizing and obtaining stockholder approval for the creation of a new class of Common Stock.

Registration Rights Agreement

       In connection with, and as a condition to, the issuance of the Preferred Shares pursuant to the Investment Agreement, at the Closing, the Company and CD&R will enter into a registration rights agreement (the “Registration Rights Agreement”) under which the Company will grant CD&R customary demand and piggyback registration rights, including a limited number of demand registrations and underwritten shelf registration statement offerings with respect to the shares of Common Stock into which the Preferred Shares may be converted.

Indemnification Agreement

       In connection with, and as a condition to, the issuance of the Preferred Shares pursuant to the Investment Agreement, at Closing, the Company and CD&R will enter into an indemnification agreement (the “Indemnification Agreement”) under which the Company will indemnify CD&R for certain losses in connection with (1) certain third-party claims arising out of or in connection with, based upon or relating to the securities or other laws, any of the transactions contemplated by the Investment Agreement and certain future transactions, (2) any losses resulting from, arising out of, in connection with, based upon or relating to the performance by CD&R or its affiliates of certain services for the Company, (3) any losses resulting from third-party claims against CD&R or its affiliates in its capacity as an affiliate of the Company and its subsidiaries, resulting from, arising out of, in connection with, based upon or relating to any action or inaction by any of the Company and its subsidiaries, subject to certain limited exceptions or (4) any losses resulting from, arising out of, in connection with, based upon or relating to any payment or reimbursement by CD&R or its affiliates pursuant to indemnification arrangements to an indemnitee acting as a director or an officer of the Company or its subsidiaries.

* * *

       The foregoing descriptions of the Investment Agreement, the Certificate of Designations and the terms of the Preferred Stock and the Stockholders Agreement (collectively, the “Transaction Documents”) are summaries and are qualified in their entirety by reference to the full text of each of the Transaction Documents. The Investment Agreement is attached hereto as Exhibit 2.1 and the forms of Certificate of Designations, Stockholders Agreement and Amended Credit Agreement, the ABL Term Sheet and the Prepackaged Plan Term Sheet are attached as exhibits to the Investment Agreement.

       The assertions embodied in the representations and warranties contained in the Investment Agreement are made solely for the benefit of the parties and are qualified by information in a confidential disclosure letter provided by the Company to CD&R in connection with the signing of the Investment Agreement. The disclosure letter contains information that has been included in the Company’s prior public filings, as well as potential additional non-public information. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Investment Agreement. Moreover, certain representations and warranties in the Investment Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or were used for the purpose of allocating risk between the Company, on the one hand, and CD&R, on the other hand, rather than establishing matters as fact. Accordingly, the representations and warranties in the Investment Agreement should not be relied upon by any persons as indicative of the actual state of facts about the Company or CD&R at the time they were made or otherwise. In addition, the information concerning the subject matter of the representations and warranties may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

* * *

Additional Information and Where to Find It/Additional Disclosure

       In connection with the proposed exchange offer by the Company to acquire all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “convertible notes”), issued under that indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee, in exchange for cash and shares of Company common stock, the Company expects to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, a tender offer statement on Schedule TO and related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the tender offer statement and the other related documents and materials filed with the SEC, as well as any amendments and supplements thereto, when they become available because they will contain important information about the Company, the proposed exchange offer and related transactions.

       The final offer document and prospectus relating to the proposed exchange offer will be mailed to the holders of the convertible notes. Investors and security holders may obtain a free copy of the registration statement, tender offer statement and the final offer document and prospectus (when available), as well as other documents filed by the Company with the SEC, at the SEC’s web site, www.sec.gov. Free copies of NCI's filings with the SEC may also be obtained from the Company's Investor Relations Department at P.O. Box 692055, Houston, Texas 77269-2055 or by phone at (281) 897-7788.

       This Current Report on Form 8-K (including the exhibits and attachments hereto and thereto)  shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, securities, nor shall there be any exchange or sale of such securities in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proposed offer for the Company’s convertible notes described in this communication has not commenced. At the time that the contemplated offer is commenced, the Company will file a statement on Schedule TO and a registration statement on Form S-4 with the SEC. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       On August 14, 2009, in connection with the Company’s entry into the Investment Agreement, the Company entered into amendment agreements (the “Amendment Agreements”) with each of Norman C. Chambers (Chairman of the Board, President and Chief Executive Officer), Mark E. Johnson (Executive Vice President, Chief Financial Officer and Treasurer), Mark W. Dobbins (Executive Vice President and Chief Operating Officer), Charles W. Dickinson (President of Metal Components Division) and Keith E. Fischer (President of Robertson-Ceco Division). Effective immediately prior to the Closing, the Amendment Agreements modify the “good reason” definition in each executive’s employment agreement and revise Mr. Chambers’ employment agreement to provide that he will be entitled to a cash severance payment equal to the greater of (1) two times his base salary and (2) his base salary through April 30, 2014, upon a termination of his employment without “cause” or for “good reason.” (Mr. Chambers is currently entitled to receive his base salary through April 30, 2014 upon a termination of his employment without “cause” or for “good reason.”) In addition, pursuant to the Amendment Agreements, Messrs. Chambers, Dobbins and Dickinson waived their rights to accelerated vesting of the Company restricted shares granted to them under their respective 2004 Long-Term Restricted Stock Award Agreements in connection with the transactions contemplated by the Investment Agreement, which restricted shares will otherwise continue to vest in accordance with their terms or, if earlier, upon a termination of the executive’s employment without “cause” or for “good reason.” The amendments to the 2004 Long-Term Restricted Stock Award Agreements apply to 64,516 Company restricted shares for Mr. Chambers, 25,000 Company restricted shares for Mr. Dobbins and 25,000 Company restricted shares for Mr. Dickinson. In addition, the Company has agreed to amend the Company’s Deferred Compensation Plan and related rabbi trust to provide that the transactions contemplated by the Investment Agreement will have no effect on those arrangements.

Item 8.01. Other Events.

       On August 14, 2009, the Company issued a press release relating to the entry into the Investment Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

2.1	Investment Agreement, dated as of August 14, 2009, by and between NCI Building Systems, Inc. and Clayton, Dubilier & Rice Fund VIII, L.P., including as exhibits thereto:
– Form of Amended Credit Agreement
– Form of Certificate of Designations, Preferences and Rights of the Series B Preferred Stock
– Form of Stockholders Agreement
– ABL Term Sheet
– Prepackaged Plan Term Sheet
– Terms and Conditions of the Offer
99.1	Press Release dated August 14, 2009

       Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the Commission upon request any omitted schedule or exhibit to the Investment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President,
Secretary & General Counsel

Date: August 18, 2009

EXHIBIT INDEX

Exhibit No.

2.1	Investment Agreement, dated as of August 14, 2009, by and between NCI Building Systems, Inc. and Clayton, Dubilier & Rice Fund VIII, L.P., including as exhibits thereto:
– Form of Amended Credit Agreement
– Form of Certificate of Designations, Preferences and Rights of the Series B
Preferred Stock
– Form of Stockholders Agreement
– ABL Term Sheet
– Prepackaged Plan Term Sheet
– Terms and Conditions of the Offer
99.1	Press Release dated August 14, 2009